Exhibit 10.3

AGREEMENT

This Agreement (the “Agreement”) is entered into as of December 22, 2009, by and between JAKKS Pacific, Inc. (“JAKKS”) and THQ Inc. (“THQ”) (collectively, the “Parties”).

WHEREAS, THQ and JAKKS are equal owners and co-members of THQ/JAKKS Pacific, LLC (the “LLC”), a limited liability company, and are parties to an LLC operating agreement dated October 25, 1999, as amended (the “LLC Agreement”);

WHEREAS, the LLC publishes videogames pursuant to a videogame license agreement with WWE dated June 10, 1998 as subsequently amended (the “WWE License”);

WHEREAS, pursuant to the WWE License, the LLC holds the exclusive right to manufacture and sell WWE videogames through December 31, 2009, with an option to renew for an additional five year term commencing on January 1, 2010 (the “Renewal Term”);

WHEREAS, WWE desires to execute a new license agreement with THQ effective as of January 1, 2010, pursuant to which THQ would be licensed to publish WWE videogames independent and outside of the LLC;

WHEREAS, THQ desires to execute a new license agreement with WWE to be effective January 1, 2010, pursuant to which THQ is to publish WWE videogames independent and outside of the LLC;

WHEREAS, JAKKS contends that under the WWE License the LLC has the exclusive right to manufacture and sell WWE videogames during the Renewal Term, and under the LLC Agreement, THQ is precluded from independently seeking a license with WWE, and WWE is precluded from negotiating or issuing a license to THQ, now and through the Renewal Term; however, subject to the terms and conditions herein and for the consideration recited below, JAKKS is willing to terminate the LLC Agreement and to permit THQ and WWE to execute a license outside of the LLC;

WHEREAS, simultaneously herewith JAKKS, THQ and the LLC are entering into a Settlement Agreement and Mutual Release (the “JAKKS/THQ/LLC Agreement”);

NOW, THEREFORE, for good and favorable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.  Payments.  THQ shall pay JAKKS a total of U.S. $20,000,000 (Twenty Million U.S. Dollars) according to the schedule set forth below:

(i)            $6 million on or before June 30, 2010;

(ii)           $6 million on or before June 30, 2011;

(iii)          $4 million on or before June 30, 2012; and

(iv)          $4 million on or before June 30, 2013.

2.             THQ’s obligation to make the foregoing payments is unconditional and absolute, and may not be reduced or offset by any amounts asserted by THQ to be owing by JAKKS for any reason, and shall not be subject to any defenses, set-offs or counterclaims.

3.             Default.  In the event that THQ fails to make (i) any payment due hereunder, or (ii) the Preferred Return payment referenced in Section 5(iv) below, THQ shall owe interest thereon from the date of default until the date of payment in full at the rate of eighteen percent (18%) per annum, notwithstanding any statutory pre- or post-judgment interest rates.  For avoidance of doubt, this interest obligation does not apply if THQ in good faith makes the Preferred Payment referenced in Section 5(iv) below but JAKKS subsequently challenges the amount of the Preferred Return payment.

4.             Termination of the WWE License.  THQ and JAKKS agree that the LLC shall not renew the WWE License and that any notice of renewal heretofore sent to WWE shall be of no force and effect.  Accordingly, on December 31, 2009, the WWE License shall terminate.

5.             Termination of the LLC Agreement.  As of December 31, 2009, THQ and JAKKS agree that the LLC Agreement shall terminate and be of no further force or effect whatsoever (the “LLC Termination”).  It is further understood and agreed that:

(i)            The Parties will promptly take all steps and execute all documents necessary and sufficient to dissolve the LLC as of December 31, 2009.

(ii)           Ownership of, and all right, title and interest in and to, all assets, obligations and liabilities of the LLC, including, but not limited to, intellectual property belonging to the LLC shall vest fully and automatically in THQ, effective January 1, 2010, without any further act or action required by the Parties.  To the extent the Parties need to execute other documents to effectuate the terms of this provision, the Parties agree promptly to execute any such documents.

(iii)          Notwithstanding any principle of law or provision in the LLC Agreement that might be argued to the contrary, THQ is free to enter into a videogame license with WWE effective January 1, 2010 on any terms and conditions that THQ may deem, in its sole and absolute discretion, appropriate.

(iv)          For the avoidance of doubt, THQ will, on behalf of the LLC, continue to pay JAKKS a “Preferred Return” of 6% with respect to the LLC’s sales of WWE videogames through, but only through December 31, 2009 pursuant to paragraph 5 of the LLC Agreement.  JAKKS has no right, however, to a Preferred Return, or to otherwise participate in any revenues or profits, with respect to sales of WWE videogames occurring on or after January 1, 2010.  THQ will provide a final accounting and payment to JAKKS of said Preferred Return for sales from October 1, 2009 through and including December 31, 2009, by no later than March 31, 2010.

6.             Representations and Warranties.  The Parties make the following representations and warranties to one another:

6.1           Each of the Parties hereto acknowledges that no other Party, nor any agent or attorney of any other Party, has made any promise, representation, or warranty, whatsoever, express or implied, not contained herein, concerning the subject matter hereof, to induce it to execute this instrument.  Each of the Parties acknowledges that it has not executed this instrument in reliance on any such promise, representation, or warranty not contained herein.

6.2           Each of the Parties hereto has read this Agreement carefully and knows and understands the contents thereof.  Each of the Parties is fully aware of the legal and binding effect of this Agreement.  Each of the Parties has made such an investigation of the facts pertinent to this Agreement and of all the matters pertaining thereto as it deemed necessary.

6.3           Each of the Parties hereto acknowledges that it has been represented by counsel in the preparation, negotiation and execution of this Agreement and that it has executed this document with the consent and the advice of such legal counsel.

6.4           Each of the Parties hereto acknowledges and agrees that the terms of this Agreement are contractual and not merely recitals and are the result of negotiations between Parties of equal bargaining positions.  All recitals are incorporated by reference into this Agreement.

6.5           Each individual signing this Agreement warrants and represents that he or she has full authority to execute the same on behalf of the Party on whose behalf he or she signs.  Each of the Parties hereto agrees to execute all documents and instruments necessary to implement this Agreement.

7.             Notices.  All notices required and/or permitted hereunder must be given in writing and shall be sent, by personal or overnight delivery (including but not limited to, by messenger service) addressed as follows:

To JAKKS:	Michael Dwyer
JAKKS Pacific, Inc.
22619 Pacific Coast Hwy
Malibu, CA 90265-5080

and

Jonathan J. Lerner
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036

To THQ:	Executive Vice President, Business and Legal Affairs
THQ Inc.
29903 Agoura Road
Agoura Hills, CA 91301

and

Steven A. Marenberg
Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067

8.             Miscellaneous Provisions.

8.1           Successors and Assigns.  This Agreement shall inure to the benefit of, and shall be binding upon, each Party’s respective successors, assigns, affiliates, subsidiaries, parent companies, predecessors, successors, divisions, operating companies, officers, directors, agents, employees, representatives, shareholders, heirs, partners, investors, accountants, and attorneys, individually and in the capacity indicated.

8.2           Integration.  This Agreement and the JAKKS/THQ/LLC Agreement, including any exhibits(s) hereto, constitutes the entire agreement and understanding between the Parties concerning the subject matter hereof, and supersedes and replaces all prior negotiations, proposed agreements and agreements, written or oral, between the Parties relating thereto.  This Agreement may be amended, modified, canceled, and/or waived only by a written instrument that expressly refers to this Agreement and is executed subsequent to this Agreement by duly authorized representatives of each of the Parties.

8.3           Modifications.  No modification, amendment, or waiver of any of the provisions contained in this Agreement, nor any future representation, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any Party unless made in writing and signed by such Party.

8.4           Joint Preparation.  This Agreement shall be construed without regard to the Party or Parties responsible for their preparation, and shall be deemed as prepared jointly by the Parties hereto.  In resolving any ambiguity and/or uncertainty existing herein, the Parties agree that no consideration and/or weight shall be given to the identity of the Party drafting said documents.

8.5           Severability.  If any part, term, and/or provision of this Agreement is held by a court or other tribunal to be invalid, illegal, and/or otherwise unenforceable, such part, term and/or provision shall be inoperative and void insofar as it is in conflict with law, but the validity of the remaining parts, terms, and/or provisions shall not be affected and the rights and obligations of the Parties shall be construed and enforced as if this Agreement did not contain the particular part, term and/or provision held to be invalid and/or unenforceable.  This provision shall not apply to Sections [1, 2, 3, 4, 5 and 8.8] of this Agreement, said terms being integral and non-severable parts of this Agreement, without which it would not have been entered into by the Parties.

8.6           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of California applicable to agreements that are executed and fully performed within the State of California.

8.7           Dispute Resolution.  Except as provided in Section 8.8 below, any disputes regarding or relating to any aspect of this Agreement’s formation, meaning, performance or breach, or arising out of or relating in any way to this Agreement, shall be determined exclusively by arbitration before a single arbitrator pursuant to the commercial arbitration procedures of the American Arbitration Association (“AAA”), and administered by AAA in accordance with its Commercial Arbitration Rules.  The Parties shall endeavor in good faith first to attempt to resolve the controversy or claim through mediation administered by the AAA, before commencing any arbitration.  Any mediation or arbitration shall be confidential (except as may be required in any judicial proceeding brought to enforce these arbitration provisions or any award rendered hereunder) and shall be conducted in Los Angeles County and the parties hereto irrevocably submit to the jurisdiction of the state and federal courts of California for any proceedings incidental to arbitration or for the confirmation and enforcement of any award.  The prevailing party in such arbitration shall be entitled to recover its reasonable costs and attorneys’ fees as shall be determined by the arbitrator.

8.8           JAKKS’ Right to Commence Expedited Arbitration Proceeding.  In the event that THQ fails to make any of the payments referenced in Sections 1-3 or 5(iv) herein, no earlier than five (5) days after the default, JAKKS shall have the right to commence an expedited arbitration proceeding in either New York County or Los Angeles County and have its claim finally and exclusively determined in accordance with the Expedited Procedures of the AAA’s Commercial Arbitration Rules in effect as of the Effective Date (the “Rules”), except that Rule E-10 regarding compensation of the arbitrators shall not apply and Rule E-4 shall be modified as follows: (i) within five (5) business days of the service of JAKKS’ Demand for Arbitration, the parties shall attempt to agree on a single arbitrator to adjudicate JAKKS’ claim, and (ii) if the parties cannot agree, the AAA will appoint a single arbitrator within five (5) business days thereafter.  The parties irrevocably submit to the jurisdiction of the state and federal courts of New York and California for any proceedings incidental to arbitration or for the confirmation and enforcement of any award.  Unless the arbitrator finds that THQ was not in default of any of its payment obligations referenced in Sections 1-3 or 5(iv) herein, THQ shall reimburse JAKKS for all attorneys fees and/or costs incurred in connection with the expedited arbitration proceeding including, without limitation, (i) all AAA fees and the arbitrator’s compensation and (ii) any attorneys fees and/or costs incurred in connection with the arbitration proceeding, confirmation of the Arbitration Award and/or enforcement of the resulting judgment.  In the event that the arbitrator finds that THQ was not in default of any of its payment obligations referenced in Sections 1-3 or 5(iv) herein, JAKKS shall reimburse THQ for all attorneys fees and/or costs incurred in connection with the expedited arbitration proceeding.  For avoidance of doubt, the procedures set forth herein do not apply if THQ in good faith makes the Preferred Payment referenced in Section 5(iv) below but JAKKS subsequently challenges the amount of the Preferred Return payment; in that event, the parties shall follow the dispute resolution procedures in the LLC Agreement.

8.9           Counterparts.  This Agreement may be executed in counterparts and by facsimile or PDF signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement dated as of December 22, 2009.

THQ INC.	JAKKS PACIFIC, INC.

By:	By:

Its:	Its: